Exhibit 99.1

FOR IMMEDIATE RELEASE

American Vanguard Corporation Announces Share Repurchase Program

Newport Beach, CA – May 25, 2023 – American Vanguard Corporation (NYSE: AVD) today announced that the Company’s Board of Directors has approved a program for repurchasing up to $15 million of common stock within the requirements of Exchange Act Rule 10b-18 over the next twelve months. It is expected that this program will commence during the first week of June 2023.

Eric Wintemute, Chairman and CEO of American Vanguard, stated, “This authorization to repurchase shares reflects the strong degree of confidence that our Board of Directors has in the strength of AVD’s core business, as well as our strategic growth initiatives. New biological crop protection and nutrition products in the Green Solutions portfolio and SIMPAS/Ultimus prescription application technologies for enhanced agricultural productivity and environmental sustainability are fundamentally transforming AVD into a technology-driven enterprise. In the collective interest of all shareholders, management and the Board believe that it is beneficial to take appropriate opportunities to acquire outstanding shares that we feel are undervalued to the expected success of the company in coming years.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops, manufactures, and markets solutions for crop protection and nutrition, turf and ornamentals management, commercial and consumer pest control. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contacts:	Investor Representative

American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac.com	Lcati@equityny.com

1